Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to the Business Combination Agreement dated as of August 6, 2026 amends the Business Combination Agreement, dated as of June 17, 2026 (the “Original Agreement,” as amended pursuant to this First Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Silicon Valley Acquisition Corp., a Cayman Islands exempted company (“SVAQ”), (ii) SVAQ Merger Sub Inc., a Delaware corporation (“Merger Sub”), and (iii) EigenQ, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 8.3 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties; and

WHEREAS, the Parties desire to amend the Original Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to the Original Agreement.

(a) The third paragraph of the recitals of the Original Agreement is hereby replaced with the following:

“WHEREAS, concurrently with the execution of this Agreement, the Sponsor and the Company are entering into the sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor shall agree to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of SVAQ, any other anti-dilution or similar protections with respect to the SVAQ Class B Shares and any redemption rights and (c) agree to (i) use up to 2,165,950 SVAQ Class B Shares to incentivize the Transaction Financing or for certain other purposes as set forth therein and (ii) subject fifty percent (50%) of any such SVAQ Class B Shares not used to incentivize the Transaction Financing or for the other purposes as set forth therein to forfeiture upon the Closing;

(b) The definition of “Fully Diluted Shares” in Section 1.1 is hereby replaced with the following

““Fully-Diluted Shares” means an amount equal to, without duplication, (a) the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Effective Time calculated on a fully-diluted basis, plus (b) the aggregate Company Shares issuable upon the exercise of the Company SARs that are outstanding immediately prior to the Effective Time treating such outstanding Company SARs as having been exercised in full (calculated using the treasury stock method of accounting), plus (c) the aggregate number of Company Shares issuable upon the full exercise, exchange or conversion of Company Warrants that are outstanding as of immediately prior to the Effective Time, treating such outstanding Company Warrants as having been exercised in full (calculated using the treasury stock method of accounting).”

(c) Section 2.1(a) of the Original Agreement is hereby replaced with the following:

“(a) SVAQ Redemption and Domestication. At least one day prior to the Closing Date:

(i) Each SVAQ Class A Share issued and outstanding immediately prior to Domestication with respect to which the holder thereof has validly exercised its SVAQ Shareholder Redemption (the “SVAQ Redemption Shares”) shall be redeemed and the holder thereof shall be entitled to receive from SVAQ, in cash, an amount per share calculated in accordance with the Governing Documents of SVAQ and the Trust Agreement (the “SVAQ Redemption”) and, at the Effective Time, SVAQ shall cause the Trustee in accordance with Section 4.8 to make such cash payments in respect of each such SVAQ Redemption Share.

(ii) After the SVAQ Redemption, SVAQ shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part Twelve of the Cayman Islands Companies Act (2025 Revision), including by filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SVAQ and the Company, together with the SVAQ Certificate of Incorporation and completing and making all filings required to be made with the Cayman Registrar to effect the Domestication. In connection with (and as part of) the Domestication, SVAQ shall cause (i) each SVAQ Class A Share and, upon the election of each holder thereof, each SVAQ Class B Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of SVAQ Common Stock, par value $0.0001 per share of SVAQ, (ii) the Governing Documents of SVAQ to become the certificate of incorporation, in a form to be mutually agreed upon by SVAQ and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) as soon as reasonably practicable following the date hereof, the “SVAQ Certificate of Incorporation”), and the bylaws, in a form to be mutually agreed upon by SVAQ and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) as soon as reasonably practicable following the date hereof (the “SVAQ Bylaws”) and (iii) SVAQ’s name to be changed to a name selected by the Company. SVAQ and its Representatives shall give the Company and its pertinent Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto. Following the consummation of the Domestication and prior to the Closing, the board of directors of SVAQ will resolve to ratify and approve such matters as may be required to effect the transactions contemplated by this Agreement and any such other matters as the Company and SVAQ may mutually agree.”

(d) Section 2.3 of the Original Agreement is hereby replaced with the following:

“At least five (5) Business Days prior to the Closing Date, the Company shall deliver to SVAQ an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Company Stockholder (including the number of Company Shares subject to Company SARs and Company Warrants) and (ii) the Transaction Share Consideration, the Fully-Diluted Shares and the Exchange Ratio. The Company will review any comments to the Allocation Schedule provided by SVAQ or any of its Representatives and consider in good faith any comments proposed by SVAQ or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of SVAQ Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(b)(vii) and Section 2.1(b)(viii) will be rounded down to the nearest whole share and (B) the SVAQ Parties and the Transfer Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Stockholders under this Agreement, as applicable.”

(e) Section 2.4(a) of the Original Agreement is hereby replaced with the following:

“(a)  On the Closing Date, upon the Effective Time, each Company SAR that is outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be substituted by SVAQ for a stock appreciation right exercisable for that number of shares of SVAQ Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Company Shares issuable upon the exercise of such Company SAR multiplied by (y) the Exchange Ratio (each such SAR, a “Substituted SAR”). Each Substituted SAR shall be in a form mutually agreed by SVAQ and the Company, acting reasonably, prior to the Closing and, except as otherwise set forth in this Agreement, shall be subject to substantially the same terms and conditions as were applicable under the respective Company SAR immediately prior to the Effective Time, except that each Assumed SAR shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company SAR by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Substituted SAR, no evidence of book-entry shares representing fractional shares of SVAQ Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, SVAQ shall round down to the nearest whole share of SVAQ Common Stock”

(f) Section 2.5 of the Original Agreement is hereby replaced with the following:

“(a) [Reserved.]

(b) Immediately prior to the Domestication, to the extent any SVAQ Units remain outstanding and unseparated, the SVAQ Class A Shares and the SVAQ Warrants comprising each such issued and outstanding SVAQ Unit immediately prior to the Domestication shall be automatically separated, and the holder of each SVAQ Unit shall be deemed to hold one (1) SVAQ Class A Share and one-half (1/2) of one (1) SVAQ Warrant (provided, that upon separation, no fractional SVAQ Warrants shall be issued, and the aggregate number of SVAQ Warrants to be held by each holder thereof shall be rounded down to the nearest whole SPAC Warrant); and all SVAQ Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

(c) At the Effective Time, each SVAQ Warrant shall remain outstanding but shall no longer be exercisable for SVAQ Class A Shares and shall instead be exercisable for SVAQ Common Stock.”

(g) Section 5.15(a) of the Original Agreement is hereby replaced with the following:

“(a)  SVAQ shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the SVAQ Board shall initially consist of nine (9) directors; (ii) the members of the SVAQ Board are the individuals determined in accordance with Section 5.15(b); (iii) the members of the compensation committee, audit committee and nominating committee of the SVAQ Board are the individuals determined in accordance with Section 5.15(c); and (iv) the officers of SVAQ (the “Officers”) are the individuals determined in accordance with Section 5.15(d).”

(h) Section 5.15(b) of the Original Agreement is hereby replaced with the following:

“(b)  The Company shall have the right to designate all nine (9) individuals to be the directors on the SVAQ Board immediately after the Effective Time, a majority of whom shall qualify as “independent directors” under the applicable Nasdaq listing regulations, with the Company designating one such individual to serve as chairman of the SVAQ Board.”

(i) Section 5.17 of the Original Agreement is hereby replaced with the following:

“Upon Closing, the SVAQ Board shall approve and adopt an equity incentive plan to the benefit of certain members of management (the “Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, (i) reserving for grant thereunder a number of SVAQ Shares representing, in the aggregate, approximately ten percent (10%) of the then issued and outstanding SVAQ Shares on a fully-diluted basis, determined as of the time immediately after the Closing. The structure, recipients, vesting terms, performance conditions and administration of the Incentive Plan shall be determined by the SVAQ Board after Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year of one percent (1%) of the issued and outstanding SVAQ Shares on a fully-diluted basis at the beginning of each fiscal year.”

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of SVAQ and the Company. Section 8.1 and Sections 8.3 through 8.19 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SVAQ:

SILICON VALLEY ACQUISITION CORP.

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Chief Executive Officer

Merger Sub:

SVAQ MERGER SUB INC.

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	President

[Signature Page – First Amendment to Business Combination Agreement]

IN WITNESS WHEREOF, each party has caused this First Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:

EIGENQ, INC.

By:	/s/ Dr. José R. Rosas-Bustos
Name:	Dr. José R. Rosas-Bustos
Title:	Chief Executive Officer

[Signature Page – First Amendment to Business Combination Agreement]